                                        Exhibit 99.1

Contact:
Investors:	Media:
Traci McCarty	Debra Charlesworth
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(415) 455-7451

BioMarin Announces Record Revenues in First Quarter 2022
•BioMarin Reports Record First Quarter Total Revenues of $519 Million Driven by a $20 Million VOXZOGO Contribution; Total Revenues Grew 11% Year-over-Year, Excluding Kuvan
•Full-year 2022 Financial Guidance for Voxzogo Net Product Revenues Increased to between $100 Million to $125 Million; Remaining Guidance Reaffirmed

•Valoctocogene Roxaparvovec for the Treatment of Severe Hemophilia A Under Review in Europe with Committee for Medicinal Products for Human Use (CHMP) Opinion Anticipated Mid-year 2022;
Re-submission of the Biologics License Application (BLA) in the U.S. Planned in June

•Genomic Analysis Complete from Phase 2 Subject Treated with Valoctocogene Roxaparvovec in 2016; Findings do not Identify a Contribution from Vector Integration to the Previously Announced Adverse Event

Financial Highlights (in millions of U.S. dollars, except per share data, unaudited)

	Three Months Ended March 31,
	2022	2021	% Change

Total Revenues	$519.4	$486.0	7%

Net Product Revenues Marketed by BioMarin (1)	$481.1	$417.8	15%

Vimizim Net Product Revenues	$183.0	$158.4	16%
Naglazyme Net Product Revenues	$128.0	$107.3	19%
Kuvan Net Product Revenues	$59.3	$70.8	(16)%
Palynziq Net Product Revenues	$54.9	$54.0	2%
Brineura Net Product Revenues	$36.2	$27.3	33%
Voxzogo Net Product Revenues	$19.7	$—	n/a

Aldurazyme Net Product Revenues	$24.4	$50.0	(51)%

GAAP Net Income	$120.8	$17.4
GAAP Net Income per Share – Basic	$0.66	$0.10
GAAP Net Income per Share – Diluted	$0.63	$0.09
Non-GAAP Income (2)	$105.3	$104.4

	March 31, 2022	December 31, 2021
Cash, cash equivalents and investments	$1,519.1	$1,521.7
(1)    Net Product Revenues Marketed by BioMarin is the sum of revenues from Vimizim, Naglazyme, Kuvan, Palynziq, Brineura and Voxzogo for the three months ended March 31, 2022 and 2021, each calculated in accordance with Generally Accepted Accounting Principles in the United States (U.S. GAAP). Sanofi is BioMarin’s sole customer for Aldurazyme and is responsible for marketing and selling Aldurazyme to third parties.

(2)     Non-GAAP Income is defined by the Company as reported GAAP Net Income/Loss, excluding net interest expense, provision for (benefit from) income taxes, depreciation expense, amortization expense, stock-based compensation expense, contingent consideration expense and, in certain periods, certain other specified items. Refer to Non-GAAP Information beginning on page 9 of this press release for a complete discussion of the Company’s Non-GAAP financial information and reconciliations to the comparable information reported under U.S. GAAP.
SAN RAFAEL, Calif., April 27, 2022 – BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) (BioMarin or the Company) today announced financial results for the first quarter ended March 31, 2022.
“We begin 2022 from a position of financial strength including significant contributions from our newest product, Voxzogo, the only approved therapy for children with achondroplasia. We continue to be encouraged by the high level of interest in Voxzogo from families and physicians worldwide seeking treatment that addresses the underlying cause of achondroplasia,” said Jean-Jacques Bienaimé, Chairman and Chief Executive Officer of BioMarin. “As we stated last quarter, in 2022 we expect to return to double-digit revenue growth and profitability. We begin the journey with record first quarter revenues, and foresee continued momentum based on the essential nature of our innovative medicines for our patients around the world.”
Mr. Bienaimé continued, “The regulatory team has been working collaboratively with the European Medicines Agency as we near the completion of the application review procedure for potential approval of valoctocogene roxaparvovec gene therapy for the treatment of severe hemophilia A. We remain encouraged by the potential benefit of valoctocogene roxaparvovec for people with severe hemophilia A based on the clinically meaningful study results to date. These demonstrate an 85% reduction in annualized bleeding rates compared to baseline using standard of care. With potential approvals of valoctocogene roxaparvovec in Europe and United States, the continued strong launch of Voxzogo and our anticipated transition to sustainable profitability, we believe 2022 will be a transformational year for all BioMarin stakeholders.”
Financial Highlights:

•Total Revenues for the first quarter of 2022 were $519.4 million, an increase of 7% compared to the same period in 2021 despite continued erosion of the U.S. Kuvan market. The increase in Total Revenues was primarily attributed to the following:
•Higher Vimizim and Naglazyme product revenues primarily driven by new patients initiating therapy and timing of orders in the Middle East and Europe.
•Voxzogo commercial sales due to new patients initiating therapy in Europe and the U.S. following regulatory approvals by the European Medicines Agency (EMA) and the U.S. Food and Drug Administration (FDA) in the third and fourth quarters of 2021, respectively.
•Higher Brineura product revenues primarily attributed to new patients initiating therapy in Europe.
These factors were offset by the following:
•Lower Aldurazyme product revenues due to timing of bulk lot product fulfillment to Sanofi. BioMarin Aldurazyme revenues are driven by the timing of when the product is released and control is transferred to Sanofi.
•Lower Kuvan product revenues primarily due to generic competition as a result of the loss of exclusivity in the U.S. that occurred in October 2020, consistent with expectations.
•GAAP Net Income increased to $120.8 million for the first quarter of 2022 compared to GAAP Net Income of $17.4 million for the same period in 2021. The increase was primarily related to the $89.0 million gain, net of tax, on the sale to a third party of the Rare Pediatric Disease Priority Review Voucher (PRV) we received from the FDA in connection with the U.S. approval of Voxzogo and an increase in gross profit.
•Non-GAAP Income for the first quarter of 2022 was $105.3 million, essentially flat compared to the same period in 2021. The increase in gross profit was offset by higher sales and marketing expenses to support the commercial launch of Voxzogo and pre-commercialization activities for valoctocogene roxaparvovec and higher research and development expenses driven by the ramp up of activities for early research programs.

Late-stage Regulatory Portfolio (Voxzogo and valoctocogene roxaparvovec)
•The global launch of Voxzogo is actively underway, with market access and reimbursement progressing as anticipated. As of March 31, 2022, an estimated 284 children were being treated with commercial Voxzogo globally, 201 from countries outside the United States and 83 within the United States. As of March 31, 2022, there were 15 active markets contributing to Voxzogo sales, including the addition of Saudi Arabia, Slovenia, the Czech Republic, United Arab Emirates and Italy, since the February 2022 update.
•Marketing authorization reviews of Voxzogo are in process in Japan and Australia, with potential approvals in those countries in 2022.
•During the quarter, the Company provided a top-line update on the Phase 2 randomized, double-blind, placebo-controlled Voxzogo study in infants and young children up to five years of age with achondroplasia. 52-week results trended in favor of Voxzogo compared to placebo on height Z-score, annualized growth velocity, and with no worsening in proportionality in the overall study population. BioMarin intends to initiate discussions with regulatory health authorities to discuss next steps regarding efforts to expand access to Voxzogo treatment for this younger age group. Results from this study are expected to be shared at a scientific meeting mid-year 2022.
•The EMA continues the review of BioMarin’s Marketing Authorization Application (MAA) for valoctocogene roxaparvovec and we anticipate a CHMP opinion mid-year 2022. BioMarin has provided the EMA with two-year follow-up safety and efficacy data from the GENEr8-1 study.
•Based on the favorable results from the two-year follow-up safety and efficacy data from the GENEr8-1 study, BioMarin is targeting a BLA resubmission for valoctocogene roxaparvovec in June 2022 followed by an expected 6-month review procedure by the FDA. A pre-submission interaction is scheduled with the FDA later this quarter to discuss BioMarin’s BLA resubmission efforts.
•During the first quarter of 2022, the Company announced that a subject treated with valoctocogene roxaparvovec in the Phase 2 study over 5 years ago reported a salivary gland mass in late 2021. The event was reported as unrelated to valoctocogene roxaparvovec by the investigator. The subject was successfully treated, and the Company conducted a genomic analysis from a tissue sample containing the mass. Today, BioMarin announced that the findings from the completed analysis showed a comparable pattern of integration between healthy and tumor containing tissues, with no evidence emerging that vector integration contributed to the salivary gland mass. These data will be presented both in a workshop of the annual American Society of Gene & Cell Therapy meeting and the World Federation of Hemophilia 2022 World Congress in May, supplied to the EMA as part of the ongoing review of the MAA and included in the BLA resubmission.
Earlier-stage Development Portfolio (BMN 255, BMN 331, BMN 351, BMN 349, BMN 293 (DiNA-001))

•BMN 255 for primary hyperoxaluria type 1, a subset of chronic renal disease: The Company has completed the single ascending dose arm of the First-in-Human study and is analyzing the results. BioMarin believes the availability of a potent, orally bioavailable, small molecule like BMN 255 may be able to significantly reduce disease and treatment burden in certain people with chronic renal disease.

•BMN 331 gene therapy product candidate for Hereditary Angioedema (HAE): The Company announced that it has begun dosing patients in the Phase 1/2 HAERMONY study to evaluate BMN 331, an investigational AAV5-mediated gene therapy for people living with hereditary angioedema (HAE). The FDA granted Orphan Disease Designation status to BMN 331 in 2021.

•BMN 351 for Duchenne Muscular Dystrophy (DMD): IND-enabling studies continue with BMN 351, an antisense oligonucleotide therapy for individuals with exon 51-skip-amenable DMD. BMN 351 was developed using familiar chemistry and superior biology, by targeting a novel, upstream, splice enhancer site demonstrating improved binding affinity and tolerability in preclinical models. Preclinical data suggest that restored expression of near-full-length dystrophin protein at levels of up to 40% will convert phenotypes from rapid loss to durable preservation of strength and ambulation. BioMarin expects to file an IND for BMN 351 in the first half of 2022, and anticipates treating clinical trial participants with Duchenne muscular dystrophy in the fourth quarter of 2022.

•BMN 349 for alpha-1 antitrypsin deficiency: Preclinical studies have demonstrated that BMN 349 is an orally bioavailable, small molecule that is titratable with rapid onset and high potency and efficacy. Preclinical results have strong implications for potential improvement of current management, particularly for severe liver disease requiring rapid action. BioMarin’s goal is to file the IND in the second half of 2023.

•BMN 293 (formerly DiNA-001) for MYBPC3 hypertrophic cardiomyopathy (HCM): Preclinical studies are underway with BMN 293 following a collaboration announced in 2020 with DiNAQOR, a gene therapy platform company, to develop novel gene therapies to treat rare genetic cardiomyopathies. Mutations in MYBPC3 are the most common cause of inherited HCM. Early investigations suggest that gene therapy-mediated gene transfer can lead to widespread expression of the gene product, cardiac myosin-binding protein C (MyBP-C), in cardiac tissue, which can normalize relaxation kinetics and potentially ameliorate the disease phenotype in individuals suffering from cardiomyopathy. BioMarin’s goal is to file the IND in 2023.
2022 Full-Year Financial Guidance (in millions, except %)

Item	Provided February 23, 2022			Revised April 27, 2022
Total Revenues	$2,050	to	$2,150	Unchanged
Vimizim Net Product Revenues	$650	to	$700	Unchanged
Naglazyme Net Product Revenues	$400	to	$440	Unchanged
Palynziq Net Product Revenues	$280	to	$310	Unchanged
Kuvan Net Product Revenues	$225	to	$250	Unchanged
Brineura Net Product Revenues	$145	to	$160	Unchanged
Voxzogo Net Product Revenues	$90	to	$115	$100	to	$125

Cost of Sales (% of Total Revenues)	23%	to	25%	Unchanged
Research and Development Expense	$665	to	$715	Unchanged
Selling, General and Administrative Expense	$790	to	$840	Unchanged

GAAP Net Income	$95	to	$135	Unchanged
Non-GAAP Income (1)	$350	to	$390	Unchanged
(1)    All Financial Guidance items are calculated based on U.S. GAAP with the exception of Non-GAAP Income. Refer to Non-GAAP Information beginning on page 9 of this press release for a complete discussion of the Company’s Non-GAAP financial information and reconciliations to the corresponding GAAP reported information.
BioMarin will host a conference call and webcast to discuss first quarter and year to date 2022 financial results today, Wednesday, April 27, 2022 at 4:30 p.m. ET. This event can be accessed on the investor section of the BioMarin website at www.biomarin.com.

U.S./Canada Dial-in Number: 866.502.9859	Replay Dial-in Number: 855.859.2056
International Dial-in Number: 574.990.1362	Replay International Dial-in Number: 404.537.3406
Conference ID: 9770836	Conference ID: 9770836
About BioMarin
BioMarin is a global biotechnology company that develops and commercializes innovative therapies for people with serious and life-threatening rare diseases and medical conditions. The Company selects product candidates for diseases and conditions that represent a significant unmet medical need, have well-understood biology and provide an opportunity to be first-to-market or offer a significant benefit over existing products. The Company’s portfolio consists of seven commercial products and multiple clinical and preclinical product candidates for the treatment of various diseases. For additional information, please visit www.biomarin.com.

Forward-Looking Statements

This press release and the associated conference call and webcast contain forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc. (BioMarin), including, without limitation, statements about: the expectations of Total Revenues, Net Product Revenues, Research and Development Expense, Selling, General and Administrative Expense, Cost of Sales, GAAP Net Loss, Non-GAAP Income, and other specified income statement guidance for the full-year 2022; cash flows from operating activities; the timing of orders for commercial products; the timing of BioMarin’s clinical development and commercial prospects, including announcements of data from clinical studies and trials; the clinical development and commercialization of BioMarin’s product candidates and commercial products, including (i) BioMarin’s plans to re-submit a BLA for valoctocogene roxaparvovec to the FDA with two-year follow-up results from all the subjects from the Phase 3 GENEr8-1 study in June 2022, (ii) BioMarin’s anticipated IND submission for BMN 351 in the first half of 2022, (iii) BioMarin’s anticipated treatment of clinical trial participants with Duchenne muscular dystrophy in the fourth quarter of 2022, (iv) BioMarin’s anticipated IND submission for BMN 349 in the second half of 2023, (v) BioMarin’s collaboration with DiNAQOR to create gene therapies including BioMarin’s goal to file an IND for BMN 293 (formerly DiNA-001) in 2023, and (vi) BioMarin’s plans to initiate discussions with regulatory health authorities to discuss next steps regarding efforts to expand access to Voxzogo for infants and young children up to five years of age with achondroplasia; the potential approval and commercialization of BioMarin’s product candidates, including Voxzogo for the treatment of achondroplasia and valoctocogene roxaparvovec for the treatment of severe hemophilia A and the timing of such approval decisions, including (i) the potential approval of Voxzogo in Japan and Australia in 2022, (ii) the BLA resubmission for valoctocogene roxaparvovec and the expectation of a CHMP opinion on our MAA for valoctocogene roxaparvovec, in June 2022 and in mid-year 2022, respectively, and (iii) the duration of the FDA’s review procedure of our BLA resubmission for valoctocogene roxaparvovec; and the expected benefits and availability of BioMarin’s product candidates; and potential growth opportunities and trends, including that BioMarin expects (i) double-digit growth in revenues and profitability in 2022, (ii) increasing access to Voxzogo as the product launch continues in future quarters, (iii) 2022 being a transformational year for BioMarin.

These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: BioMarin’s success in the commercialization of its commercial products, including BioMarin’s projected impact of the COVID-19 pandemic on its global revenue sources, including due to demand interruptions such as missed patient infusions and delayed treatment starts for new patients; results and timing of current and planned preclinical studies and clinical trials, as well as the potential impact of the COVID-19 pandemic on (i) BioMarin’s ability to continue such preclinical studies and clinical trials and (ii) the timing of such preclinical studies and clinical trials, and the release of data from those trials; BioMarin’s ability to successfully manufacture its commercial products and product candidates; the content and timing of decisions by the FDA, the European Commission and other regulatory authorities concerning each of the described products and product candidates, including the potential impact of the COVID-19 pandemic on the regulatory authorities’ abilities to issue such decisions and the timing of such decisions; the market for each of these products; actual sales of BioMarin’s commercial products and the impact that the COVID-19 pandemic may have on such sales; the introduction of generic versions of BioMarin’s commercial products, in particular generic versions of Kuvan; and those factors detailed in BioMarin's filings with the Securities and Exchange Commission (SEC), including, without limitation, the factors contained under the caption "Risk Factors" in BioMarin's Annual Report on
Form 10-K for the year ended December 31, 2021 as such factors may be updated by any subsequent reports. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.
BioMarin®, Brineura®, Kuvan®, Naglazyme®, Palynziq®, Vimizim® and Voxzogo® are registered trademarks of BioMarin Pharmaceutical Inc., or its affiliates. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC. All other brand names and service marks, trademarks and other trade names appearing in this release are the property of their respective owners.

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2022 and December 31, 2021
(In thousands of U.S. dollars, except per share amounts)

	March 31, 2022	December 31, 2021 (1)
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$605,440	$587,276
Short-term investments	450,798	426,599
Accounts receivable, net	430,147	373,399
Inventory	786,356	776,669
Other current assets	121,283	110,442
Total current assets	2,394,024	2,274,385
Noncurrent assets:
Long-term investments	462,827	507,793
Property, plant and equipment, net	1,039,544	1,035,461
Intangible assets, net	374,251	388,652
Goodwill	196,199	196,199
Deferred tax assets	1,446,676	1,449,075
Other assets	149,186	151,760
Total assets	$6,062,707	$6,003,325
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$426,418	$491,590
Short-term contingent consideration	64,000	48,232
Total current liabilities	490,418	539,822
Noncurrent liabilities:
Long-term convertible debt, net	1,080,061	1,079,077
Long-term contingent consideration	—	15,167
Other long-term liabilities	100,913	98,519
Total liabilities	1,671,392	1,732,585
Stockholders’ equity:
Common stock, $0.001 par value: 500,000,000 shares authorized; 184,901,764 and 183,912,514 shares issued and outstanding, respectively	185	184
Additional paid-in capital	5,206,287	5,191,502
Company common stock held by Nonqualified Deferred Compensation Plan	(9,389)	(9,689)
Accumulated other comprehensive income (loss)	(877)	14,432
Accumulated deficit	(804,891)	(925,689)
Total stockholders’ equity	4,391,315	4,270,740
Total liabilities and stockholders’ equity	$6,062,707	$6,003,325

(1)    December 31, 2021 balances were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission (SEC) on February 25, 2022.

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended March 31, 2022 and 2021
(In thousands of U.S. dollars, except per share amounts)

	Three Months Ended March 31,
	2022	2021
	(unaudited)	(unaudited)
REVENUES:
Net product revenues	$505,525	$467,769
Royalty and other revenues	13,834	18,261
Total revenues	519,359	486,030
OPERATING EXPENSES:
Cost of sales	116,965	120,166
Research and development	160,836	148,725
Selling, general and administrative	194,619	174,318
Intangible asset amortization and contingent consideration	17,612	17,735
Gain on sale of nonfinancial assets, net	(108,000)	—
Total operating expenses	382,032	460,944
INCOME FROM OPERATIONS	137,327	25,086

Interest income	1,820	2,439
Interest expense	(3,806)	(3,804)
Other expense, net	(1,154)	(493)
INCOME BEFORE INCOME TAXES	134,187	23,228
Provision for income taxes	13,389	5,857
NET INCOME	$120,798	$17,371
NET INCOME PER SHARE, BASIC	$0.66	$0.10
NET INCOME PER SHARE, DILUTED	$0.63	$0.09
Weighted average common shares outstanding, basic	183,990	181,772
Weighted average common shares outstanding, diluted	194,886	184,365

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2022 and 2021
(In thousands of U.S. dollars)

	Three Months Ended March 31,
	2022	2021
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$120,798	$17,371
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	27,343	27,983
Non-cash interest expense	1,033	1,043
Amortization of premium on investments	1,652	673
Stock-based compensation	47,833	49,503
Gain on sale of nonfinancial assets, net	(108,000)	—
Deferred income taxes	4,800	3,335
Unrealized foreign exchange (gain) loss	(6,887)	3,950
Non-cash changes in the fair value of contingent consideration	1,989	2,255
Other	700	(871)
Changes in operating assets and liabilities:
Accounts receivable, net	(54,813)	40,294
Inventory	1,125	(6,425)
Other current assets	(8,011)	42,784
Other assets	1,440	1,617
Accounts payable and accrued liabilities	(78,143)	(72,304)
Other long-term liabilities	1,710	2,304
Net cash (used in) provided by operating activities	(45,431)	113,512
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(28,817)	(25,507)
Maturities and sales of investments	155,818	194,637
Purchases of available-for-sale securities	(147,361)	(237,171)
Proceeds from sale of nonfinancial assets	110,000	—
Purchase of intangible assets	(1,858)	(2,747)
Net cash provided by (used in) investing activities	87,782	(70,788)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercises of awards under equity incentive plans	8,235	5,817
Taxes paid related to net share settlement of equity awards	(32,949)	(29,097)
Principal repayments of financing leases	(566)	(1,084)
Net cash used in financing activities	(25,280)	(24,364)
Effect of exchange rate changes on cash	1,093	(205)
NET INCREASE IN CASH AND CASH EQUIVALENTS	$18,164	$18,155
Cash and cash equivalents:
Beginning of period	$587,276	$649,158
End of period	$605,440	$667,313

Non-GAAP Information
The results presented in this press release include both GAAP information and Non-GAAP information. As used in this release, Non-GAAP Income is defined by the Company as GAAP Net Income/Loss excluding net interest expense, provision for income taxes, depreciation expense, amortization expense, stock-based compensation expense, contingent consideration expense and, in certain periods, certain other specified items, as detailed below when applicable. In addition, BioMarin includes in this press release the effects of these adjustments on certain components of GAAP Net Income/Loss for each of the periods presented. In this regard, Non-GAAP Income and its components, including Non-GAAP Cost of Sales, Non-GAAP Research and Development expenses, Non-GAAP Selling, General and Administrative expense, Non-GAAP Intangible Asset Amortization and Contingent Consideration, Non-GAAP Gain on the Sale of Intangible Asset and Non-GAAP Benefit From Income Taxes are statement of operations line items prepared on the same basis as, and therefore components of, the overall Non-GAAP measures.
BioMarin regularly uses both GAAP and Non-GAAP results and expectations internally to assess its financial operating performance and evaluate key business decisions related to its principal business activities: the discovery, development, manufacture, marketing and sale of innovative biologic therapies. Because Non-GAAP Income and its components are important internal measurements for BioMarin, the Company believes that providing this information in conjunction with BioMarin’s GAAP information enhances investors’ and analysts’ ability to meaningfully compare the Company’s results from period to period and to its forward-looking guidance, and to identify operating trends in the Company’s principal business. BioMarin also uses Non-GAAP Income internally to understand, manage and evaluate its business and to make operating decisions, and compensation of executives is based in part on this measure.
Non-GAAP Income and its components are not meant to be considered in isolation, as a substitute for, or superior to comparable GAAP measures and should be read in conjunction with the consolidated financial information prepared in accordance with GAAP. Investors should note that the Non-GAAP information is not prepared under any comprehensive set of accounting rules or principles and does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Investors should also note that these Non-GAAP measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its Non-GAAP measures; likewise, the Company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP measures. Because of the non-standardized definitions, the Non-GAAP measure as used by BioMarin in this press release and the accompanying tables may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
The following table presents the reconciliation of GAAP Net Income to Non-GAAP Income:
Reconciliation of GAAP Net Income to Non-GAAP Income
(In millions of U.S. dollars)
(unaudited)

	Three Months Ended March 31,		Guidance (1) Year Ending
	2022	2021	December 31, 2022

GAAP Net Income	$120.8	$17.4	$95.0	—	$135.0

Interest expense, net	2.0	1.4	9.0
Provision for income taxes	13.4	5.9	47.0
Depreciation expense	11.7	12.5	44.0
Amortization expense	15.6	15.4	63.0
Stock-based compensation expense	47.8	49.5	195.0
Contingent consideration expense	2.0	2.3	5.0
Gain on sale of nonfinancial assets, net	(108.0)	—	(108.0)
Non-GAAP Income	$105.3	$104.4	$350.0	—	$390.0
(1)    The adjustments/reconciling items included in the Guidance Year Ending December 31, 2022 column are presented to facilitate the reconciliation of Non-GAAP Income to its closest GAAP financial metric, GAAP Net Income. The Company notes that the specific amounts included in each reconciling line item above represent approximations of the underlying adjustments from GAAP Net Income to Non-GAAP Income, and that actual 2022 results for each reconciling line item may be different, in some cases materially, than the amounts listed above as a result of uncertainty regarding, and the potential variability of, those items.

The following reconciliation of the GAAP reported to the Non-GAAP information provides the details of the effects of the Non-GAAP adjustments on certain components of the Company’s operating results for each of the periods presented.
Reconciliation of Certain GAAP Reported Information to Non-GAAP Information
(In millions of U.S. dollars)
(unaudited)

	Three Months Ended March 31,
	2022				2021
		Adjustments				Adjustments

	GAAP Reported	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	Non-GAAP	GAAP Reported	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	Non-GAAP
Cost of sales	$117.0	$—	$(4.3)	$112.7	$120.2	$—	$(6.5)	$113.7
Research and development	160.8	(7.4)	(17.2)	136.2	148.7	(7.5)	(17.5)	123.7
Selling, general and administrative	194.6	(4.3)	(26.3)	164.0	174.3	(5.0)	(25.5)	143.8
Intangible asset amortization and contingent consideration	17.6	(15.6)	(2.0)	—	17.7	(15.4)	(2.3)	—
Gain on sale of nonfinancial assets, net	(108.0)	—	108.0	—	—	—	—	—
Interest expense, net	(2.0)	2.0	—	—	(1.4)	1.4	—	—
Provision for income taxes	13.4	(13.4)	—	—	5.9	(5.9)	—	—
GAAP Net Income / Non-GAAP Income	$120.8	$42.7	$(58.2)	$105.3	$17.4	$35.2	$51.8	$104.4

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